Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 22, 2006 with respect to the consolidated financial statements of Analex Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2005, in the following Registration Statements:

1.	Registration Statement Number 333-96297 (1994 Stock Option Plan) on Form S-8

2.	Registration Statement Number 333-125841 (1997 Employee Stock Purchase Plan) on Form S-8

3.	Registration Statement Number 333-60442 (2000 Stock Option Plan) on Form S-8

4.	Registration Statement Number 333-119096 (2002 Stock Option Plan) on Form S-8

5.	Registration Statement Number 333-125841 (Non-Qualified Stock Option Agreement with Mr. Phillips) on Form S-8

/s/ ERNST & YOUNG LLP

McLean, Virginia

March 7, 2006